Exhibit 21.1

UTSTARCOM SUBSIDIARIES

Name	Place of Incorporation or Organization
U.S.A
ACD Labs Inc.	U.S.A
UTStarcom International Products, Inc.	U.S.A
UTStarcom International Services, Inc.	China
UTStarcom (China), Co., Ltd.	China
Universal Communication Technology (Hangzhou) Company Limited.	China
UTStarcom Telecom Co., Ltd.	China
Hangzhou Starcom Telecom Co., Ltd.	China
UTStarcom (Chongqing) Telecom Co., Ltd.	China
UTStarcom Hong Kong Ltd.	Hong Kong SAR
UTStarcom Ltd.	Thailand
UTStarcom Japan KK	Japan
UTStarcom, S.A. de C.V.	Mexico
UTStarcom GmbH	Germany
UTStarcom Canada Company	Canada
UTStarcom Ireland Limited	Ireland
RollingStreams Systems, Ltd.	Cayman Islands
UTStarcom Singapore PTE.LTD	Singapore
UTStarcom Taiwan Ltd.	Taiwan
UTStarcom Network Solutions—Redes de Nova Geração Ltda.	Brazil
UTStarcom Australia Pty Ltd.	Australia
UTStarcom France SARL	France
UTStarcom Korea Limited.	Korea
UT Starcom Honduras, S. de R.L.	Honduras
UTStarcom Chile Soluciones De Redes Limitada	Chile
UTStarcom Argentina S.R.L.	Argentina
Telecom Sales and Marketing K.K.	Japan
UTStarcom India Telecom Pvt.	India
UTStarcom UK Limited	UK
UTStarcom Personal Communication LLC	U.S.A
UTStarcom CDMA Technologies Korea Limited	Korea
Hangzhou Starcom CEC Telecom Company Limited	China